Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

Rosetta Resources Operating LP

and

Rosetta Resources Gathering LP,

as Seller,

and

Vintage Petroleum, LLC,

as Buyer

February 24, 2011

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	3.16	Take-or-Pay	12
	3.17	Imbalances	12
	3.18	Production Balances and Penalties; Other Production Sales Matters	12
	3.19	Calls on Production; Bonus Payments	12
	3.20	Sufficiency of Assets	12
	3.21	Surface Rights	13
	3.22	Non-Consent Operations	13
	3.23	Non-Producing Wells	13
	3.24	Broker	13
	3.25	Bankruptcy	13
	3.26	Collective Bargaining Agreements; Unions	13
	3.27	Disclaimers	13

4.	Representations and Warranties of Buyer		15

	4.1	Organization	15
	4.2	Authorization and Authority	15
	4.3	Enforceability	15
	4.4	Conflicts	15
	4.5	Reliance	15
	4.6	Broker	16
	4.7	Financing and Financial Assurances	16
	4.8	Approvals	16
	4.9	Litigation	16
	4.10	Qualified Purchaser	16
	4.11	Bankruptcy	16
	4.12	Qualification/Bonds	16
	4.13	Accredited Investor	17
	4.14	Acknowledgement	17

5.	Covenants of Seller Pending Closing		17

	5.1	Conduct of Business Pending Closing	17
	5.2	Access	18
	5.3	Required Filings	19
	5.4	Notification of Breaches	19

6.	Covenants of Buyer Pending Closing		19

	6.1	Conduct of Business Pending Closing	19
	6.2	AFEs	19
	6.3	Required Filings	19
	6.4	Notification of Breaches	20

7.	Conditions Precedent to the Obligations of Buyer		20

	7.1	Representations and Warranties	20
	7.2	Compliance	20

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	7.3	No Injunctions	20
	7.4	Seller’s Deliveries	20
	7.5	Purchase Price Adjustments	20
	7.6	[INTENTIONALLY OMITTED]	21

8.	Conditions Precedent to the Obligations of Seller		21

	8.1	Representations and Warranties	21
	8.2	Compliance	21
	8.3	No Injunctions	21
	8.4	Purchase Price Adjustments	21
	8.5	Buyer’s Deliveries	21

9.	Closing		21

	9.1	The Closing	21
	9.2	Documents to be Delivered at Closing	22
	9.3	Possession	23
	9.4	Payment of Purchase Price	23

10.	Casualty Loss		23

11.	Termination		24

	11.1	Termination Events	24
	11.2	Effect of Termination	24

12.	Taxation		25

	12.1	Responsible Party	25
	12.2	Transfer Taxes	26
	12.3	Tax-Deferred Exchange	26
	12.4	Allocation of Value	26
	12.5	Cooperation on Tax Matters	26

13.	Final Accounting		27

	13.1	Settlement Statement	27
	13.2	Payments	28
	13.3	No Duplicative Effect; Methodologies	29

14.	Assumed Obligations; Survival and Indemnification		29

	14.1	Assumption of Obligations	29
	14.2	Survival	30
	14.3	Liabilities	30
	14.4	Indemnification by Seller	30

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	14.5	Indemnification by Buyer	31
	14.6	Liability Limitations	32

15.	Further Assurances		35

	15.1	General	35
	15.2	Filings, Notices and Certain Governmental Approvals	35
	15.3	Logos and Names	35

16.	Notices		35

17.	Assignment		36

18.	Governing Law		36

19.	Expenses and Fees		36

20.	Integration		36

21.	Waiver or Modification		37

22.	Bold and/or Capitalized Letters		37

23.	Headings, Exhibits		37

24.	Invalid Provisions		37

25.	Multiple Counterparts		37

26.	Third Parties		37

27.	Waiver of Jury Trial		38

28.	Public Announcements		38

29.	Confidentiality		38

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30.	Additional Defined Terms	38

31.	Preferential Purchase Rights; Consents to Assign	40

32.	Employee and Benefit Matters	41

33.	Liability	43

34.	Interpretation	43

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SCHEDULE OF ANNEXES AND EXHIBITS

Annex I	Title to Assets
Annex II	Environmental Matters
Annex III	Assignment Forms
Annex IV	Certificate of Seller
Annex V	Certificate of Buyer
Annex VI	Gathering System
Exhibit 1.1	Leases
Exhibit 1.3	Wells
Exhibit 1.5	Surface Interests
Exhibit 1.6	Equipment
Exhibit 1.14	Other Items
Exhibit 1.15(a)	Unassignable Permits
Exhibit 1.15(j)	Excluded Agreements
Exhibit 3.5	Contracts
Exhibit 3.6	Litigation and Claims
Exhibit 3.7	Approvals and Preferential Rights
Exhibit 3.8	Compliance with Law and Permits
Exhibit 3.10	Production Burdens and Expenses
Exhibit 3.12	Tax Partnerships
Exhibit 3.13.1	Form of Non-Foreign Affidavit
Exhibit 3.13.2	Form of California Real Estate Withholding Certificate
Exhibit 3.15	Bonds and Letters of Credit
Exhibit 3.17	Imbalances
Exhibit 3.19	Calls on Production and Bonus Payments
Exhibit 3.21	Surface Rights
Exhibit 3.22	Non-Consent Operations
Exhibit 3.23	Non-Producing Wells
Exhibit 5.1.2-1	AFEs
Exhibit 5.1.2-2	Non-Renewable Leases
Exhibit 32.1	Asset Employees

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on the 24th day of February, 2011 (the “Execution Date”), by and among ROSETTA RESOURCES OPERATING LP, a Delaware limited partnership (“Rosetta Operating”), ROSETTA RESOURCES GATHERING LP, a Delaware limited partnership (“Rosetta Gathering,” and together with Rosetta Operating, “Seller”), and VINTAGE PETROLEUM, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein separately as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in the provisions in which they are first used in this Agreement shall have the meanings given to them in Article 30.

1. Sale and Purchase of the Assets. Subject to the terms and conditions and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at closing, effective as of 7:00 a.m. Pacific Standard Time on January 1, 2011 (the “Effective Time”), the properties and interests described in Sections 1.1 through 1.14 (save and except the Excluded Assets (as defined below) collectively, the “Assets”):

1.1 Oil and Gas Properties. All of Seller’s interest in (a) the oil and gas fee interests to the surface and in hydrocarbons or other minerals, including rights under grant deeds, mineral deeds, conveyances or assignments, and (b) hydrocarbon and mineral leases, and the surface and subsurface leasehold estates created thereby and subleases, in the case of each of (a) and (b) as described on Exhibit 1.1 (collectively, the “Leases”), whether the interest of Seller in such properties is fee interests, leasehold interests, working interests, farmout rights, overriding royalty or other non-working interests, operating rights or other mineral rights of every nature and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties (such interest, collectively, the “Oil and Gas Properties”), and the lands subject to any of the Oil and Gas Properties (the “Land”).

1.2 Easements. All easements, rights-of-way, servitudes, licenses, authorizations, permits, and similar surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Oil and Gas Properties (collectively, the “Easements”)

1.3 Wells. All of Seller’s interest in oil, condensate or natural gas wells, water source wells, temporarily abandoned wells, disposal wells, injection wells, observations wells, co-op wells and water and other types of injection wells located on any of the Land, including those described on Exhibit 1.3, or used or held for use in connection with any of the Oil and Gas Properties, whether producing, operating, shut-in or temporarily abandoned (such interest, collectively, the “Wells”).

1.4 Substances. All of Seller’s interest in all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from or attributable to the Oil and Gas Properties and not yet past a measuring point at the Effective Time or produced from or attributable to the Oil and Gas Properties during the period after the Effective Time, excluding any gas for which any Lessor or homeowner has a right to receive under any Lease (such interest, collectively, the “Substances”).

1.5 Surface Contracts. All of Seller’s interest in surface leases, servitudes, easements, privileges, right-of-way agreements, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration for and production of Substances from the Oil and Gas Properties as of the Effective Time, including Seller’s interest in those surface leases, servitudes, easements, privileges, right-of-way agreements, licenses or other agreements set forth on Exhibit 1.5 (such interest, collectively, the “Surface Contracts”).

1.6 Equipment. All of Seller’s interest in physical facilities or interests therein, equipment, inventory, supplies, tools, machines, platforms, tanks, buildings, flow lines, structures, pipelines, plants, gathering and processing systems (including the Gathering System), compressors, meters, pulling machines, utility lines, personal property, computer and automation equipment located in proximity to the Oil and Gas Properties (including SCADA equipment and transmitters, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters and central processing equipment that is used primarily in connection with the ownership or operation of the Oil and Gas Properties) and fixtures and improvements and other appurtenances of every type and description to the extent that the same are used or held for use in connection with the ownership, operation, maintenance or repair of the Assets described in Sections 1.1 through 1.5 above or relate to the production, treatment, sale, or disposal of hydrocarbons or water produced from the Oil and Gas Properties or attributable thereto; excluding, however, any equipment, plants or compressors leased or rented by Seller (all of which are identified on Exhibit 1.6) (the “Equipment”).

1.7 Information and Data. All of Seller’s interest in title information, engineering, production, geophysical and geological reports, well logs, maps and other technical data, lease and land files, surveys, regulatory filings, magnetic tapes, interpretations and other analysis, royalty and accounting books, records and files, in both physical and electronic formats, that relate to the Assets described in Sections 1.1 through 1.6 and Sections 1.8 through 1.14 (the “Data”); provided, however, that Buyer’s right with respect to any licensed or third party Data acquired pursuant to this Section 1.7 shall be limited, in each case, to the extent such Data may be assigned without the payment of any fee (unless paid by Buyer), and to the extent the disclosure of such Data is not restricted by the terms of any confidentiality, license or similar agreement. Any Data conveyed hereunder shall be subject to all the terms and conditions of any valid and existing license or similar agreement relating to such Data. Seller shall have no obligation to pay any fee or other consideration in order to assign any Data or secure any consent to assign any Data. Seller shall have no obligation to disclose any part of its information and Data which is subject to the attorney client privilege.

1.8 Tax Records. All tax records, excluding income tax records, pertaining to the Assets.

1.9 Tax Refunds. All refunds with respect to production taxes, windfall profit taxes, Property Taxes, Severance Taxes, ad valorem taxes, and tax credits for horizontal drilling attributable to the Assets for the period on or after the Effective Time.

1.10 Partnerships. All partnership interests (tax, state law or otherwise) affecting any Asset.

1.11 Contracts. Except as may be excluded in Section 1.15(j), all of Seller’s interest in all contracts, commitments, agreements, and arrangements to the extent related to the Assets described in Sections 1.1 through 1.6, and Sections 1.12 and 1.13, and any and all amendments, ratifications or extensions of the foregoing, together with (a) all rights, privileges, and benefits of Seller thereunder arising on or after the Effective Time to the extent related to periods after the Effective Time and (b) all rights of Seller thereunder to audit the records of any party thereto and to receive refunds of any nature thereunder to the extent relating to periods after the Effective Time; excluding, however, (i) any master service agreements, work orders under master services agreements, equipment rental agreements, compressor agreements, consulting agreements, and any agreements or contracts which require prior consent from a counterparty for assignment or transfer, and which consent is not obtained prior to Closing (having been requested within a reasonable period of time prior to Closing) and without the payment of any amount by Seller (which agreements and contracts shall be deemed to be Excluded Assets), other than such governmental and administrative consents customarily obtained after Closing, (ii) any master service agreements, work orders under master services agreements and consulting agreements that required Seller to expend $25,000 or less in calendar year 2010 in connection with the Oil and Gas Properties and (iii) any equipment rental agreements, compressor agreements and any other agreements or contracts that required Seller to expend less than $1,000 in calendar year 2010 in connection with the Oil and Gas Properties. Buyer shall provide all information requested by such counterparty(ies), whether regarding Buyer’s creditworthiness or otherwise, in connection with the counterparty(ies) determination on whether to consent to Seller’s assignment of such agreement or contract to Buyer.

1.12 Permits. To the extent assignable, all of Seller’s interest in all franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Assets described in Sections 1.1 through 1.11 or the ownership or operation of any thereof (the “Permits”); provided, however, that Buyer’s right with respect to Permits acquired pursuant to this Section 1.12 shall be limited to the receipt, by Buyer, of the benefit of the actual rights and privileges of Seller with respect to such Permits as an owner of the Oil and Gas Properties, in each case only to the extent relating to the Oil and Gas Properties.

1.13 Payment Rights. All of Seller’s interest in all (a) accounts, instruments and general intangibles (as such terms are defined in the applicable Uniform Commercial Code) attributable to the Assets with respect to any period of time after the Effective Time; (b) liens and security interests in favor of Seller, whether choate or inchoate, under any law, rule or regulation or under any of the contracts described in Section 1.11 arising from the ownership or sale or other disposition after the Effective Time of any of the Assets; and (c) any claim of indemnity, contribution, or reimbursement directly relating to the Assumed Obligations (such interest, the “Payment Rights”).

1.14 Other Items. Motor vehicles and equipment utilized in connection with the Assets identified on Exhibit 1.14.

1.15 Excluded Assets. Notwithstanding the foregoing provisions of this Article 1, the following assets shall not constitute Assets and shall not be sold, assigned or conveyed to Buyer pursuant to Article 1 (such assets as described herein below, the “Excluded Assets”):

(a) all Permits that are not assignable, whether in whole or in part, in connection with the transactions contemplated by this Agreement, each of which is identified on Exhibit 1.15(a);

(b) all crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Oil and Gas Properties and disposed of, sold or in pipelines past a measuring point, prior to the Effective Time (the “Seller’s Substances”) and all proceeds attributable thereto, and all gas which a Lessor or homeowner has a right to receive under any Lease;

(c) all rights and causes of action for moneys owed or damages, arising, occurring or existing in favor of Seller and attributable to the period prior to the Effective Time or arising out of the operation of or production from the Oil and Gas Properties prior to the Effective Time (including any and all contract rights, claims for receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating to the period and accruing prior to the Effective Time);

(d) all corporate, financial, and legal records of Seller other than the contracts and the Data;

(e) all contracts of insurance or indemnity, subject to Article 10;

(f) any refund of costs, taxes (including tax credits for horizontal drilling) or expenses borne by Seller and attributable to the period prior to the Effective Time;

(g) all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(h) (i) all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller, other than the Data and (ii) the following computer and communications hardware used by Seller in connection with the Assets: Cisco Catalyst 2800 Router (serial # FTX0925W1Z4), Cisco Catalyst 3560 Switch (serial # CAT1104RJJB), HP Proliant DL 380 G4 Server (serial # 2UX60201KC), all necessary circuits and Pitney Bowes machine, Xerox unit (serial #FKA941020) and all Cisco desk phones;

(i) any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(j) the master service agreements, work orders under master service agreements, agreements, equipment, items, non-proprietary seismic licenses, contracts and agreements listed on Exhibit 1.15(j) and all other agreements or contracts that are excluded under Section 1.11 or which are otherwise deemed Excluded Assets pursuant to Section 1.15, Section 30 or the Annexes;

(k) the surety bonds maintained by the Seller in connection with the ownership and operation of the Assets, each of which is identified on Exhibit 3.15; and

(l) all financial derivatives, hedges and related instruments.

2. Purchase Price.

2.1 Basic Amount. The purchase price for the Assets, subject to adjustment as provided in Section 2.2, shall be Two Hundred Million U.S. Dollars ($200,000,000.00) (the “Purchase Price”). The Purchase Price as adjusted pursuant to Section 2.2 is referred to in this Agreement as the “Adjusted Purchase Price.”

2.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted as provided in this Section 2.2.

2.2.1 The Purchase Price shall be increased by the following amounts (without duplication) (“Seller’s Credits”):

(a) An amount equal to the exploration, production, development, operating and other costs, determined in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), incurred, charged or directly allocable (on a basis that permits such costs to be audited) to the Assets in the ordinary course of business with respect to the period commencing at the Effective Time and ending at 7:00 a.m. on the Closing Date (the “Closing Period”) (collectively, “Closing Period Expenses”), and actually paid by Seller, whether before or after the Effective Time, and expressly including the following (with any such expenses that straddle periods prior to and during the Closing Period to be prorated based on the portion of such period falling within the Closing Period):

(i) all lease operating expenses, including bond and insurance premiums;

(ii) all overhead or other charges paid to any third party operator of the Oil and Gas Properties, all capital expenditures, including drilling costs, reworking costs, and all other capital expenditures incurred in connection with the development, exploration, or operation of the Oil and Gas Properties during the Closing Period; and

(iii) notwithstanding the foregoing, joint interest billing invoices relating to third party operators’ accounting month beginning the month after the month of the Effective Time invoiced to and paid by Seller, shall be deemed to be post-Effective Time charges and expenses for which Seller shall receive a credit, but only to the extent that Seller can demonstrate that such charges and expenses are not pre-Effective Time charges or expenses by invoice service dates.

(b) An amount equal to the value of all Substances in storage tanks (including tank bottoms) or pipelines at the Effective Time, as determined by Seller and Buyer, and for which Seller has not yet received payment;

(c) All amounts owed to Seller by third parties as of the Effective Time under the Contracts with respect to any imbalances existing at the Effective Time, such amounts to be determined for imbalances by multiplying the Imbalance volume by $4.50 per Mcf;

(d) The amount of all taxes prorated to Buyer in accordance with Section 12.1 that are paid by Seller; and

(e) Any other amounts agreed to in writing by Buyer and Seller.

2.2.2 The Purchase Price shall be decreased by the following amounts (without duplication) (“Buyer’s Credits”):

(a) An amount equal to the proceeds received by Seller from the sale of Substances during the Closing Period (excluding Seller’s Substances), net of all applicable production taxes not reimbursed to Seller by a purchaser of Substances;

(b) An amount equal to all proceeds received by Seller, from whatever source derived, that relate to the Assets and are attributable to periods after the Effective Time (except any amounts attributable to the Excluded Assets);

(c) The amount, if any, by which the aggregate of all Title Defect Amounts attributable to a downward adjustment to Seller’s interest in a Valued Well or Valued Lease, which exceed the monetary thresholds in the definition of Title Defect in Annex I, if any, exceeds two percent (2%) of the Purchase Price;

(d) The amount, if any, by which the aggregate of all Remediation Values attributable to all Adverse Environmental Conditions as determined in accordance with Annex II, which exceed the monetary deductibles in Annex II, exceeds two percent (2%) of the Purchase Price and only to the extent of such excess;

(e) The amount of all taxes prorated to Seller in accordance with Section 12.1 that are paid by Buyer;

(f) An amount equal to the value of the Oil and Gas Properties excluded from the Assets because of a Casualty Loss affecting such properties or, in the alternative, the insurance proceeds received by Seller for such Casualty Loss, all as provided in Section 10;

(g) An amount equal to the value (determined by Buyer and Seller prior to the Closing Date) of any overproduction attributable to Seller’s interest in the Oil and Gas Properties as of the Effective Time under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement or similar agreement including all amounts owed by Seller to third parties as of the Effective Time under the Contracts with respect to any imbalances existing as of the Effective Time, such amounts to be determined by multiplying the imbalance volume by $4.50 per Mcf; and

(h) An amount equal to the aggregate Allocated Values corresponding to Valued Leases and Valued Wells having a positive “Allocated Value” as set forth in Schedule I to Annex I for which (i) a preferential purchase right has been exercised or (ii) a consent to assign has not been obtained and not waived by Buyer.

2.3 Deposit. Within five (5) Business Days after the execution of this Agreement, Buyer shall deposit with Seller five percent of the Purchase Price (the “Deposit”) in immediately available funds transferred to the following account:

Bank Name:	Amegy Bank

Bank Address:	4400 Post Oak Parkway Houston, TX 77027

Routing Number:	113-011-258

Account Name:	Rosetta Resources Inc.

Account Number:	53270572

The Deposit shall be applied to the Adjusted Purchase Price to be paid at Closing or returned to Buyer or retained by Seller in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, until Buyer deposits with Seller the Deposit Seller is under no commitment or obligation to sell to Buyer any of the Assets and Seller may sell any of the Assets to a third party.

2.4 Closing Statement. Seller shall deliver to Buyer not less than five (5) Business Days prior to Closing a draft statement for Buyer’s review and comment and not less than two (2) Business Days before the Closing Date a final statement (the “Closing Statement”) setting forth the adjustments to the Purchase Price provided in Section 2.2, using estimates where actual amounts are not known at the Closing, and Seller’s calculation of the estimated Adjusted Purchase Price. The Closing Statement shall be prepared in accordance with GAAP as applied on a basis consistent with past practices of Seller.

2.5 Allocation of Purchase Price. Buyer has prepared and delivered to Seller, using and based upon the best information available to Buyer, a statement setting forth the allocation of the Purchase Price among the Valued Leases and Valued Wells (as set forth in Schedule I to Annex I) and the balance of the Assets (the “Allocated Values”) which Allocated Values were negotiated and mutually agreed between the Parties for purposes of this Agreement and the transactions contemplated hereby before the execution of this Agreement. Seller and Buyer each agree to report the tax consequences of the transactions contemplated here in consistent with the terms of this Agreement.

3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

3.1 Organization. Rosetta Operating is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California. Rosetta Gathering is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California.

3.2 Authority and Authorization. Rosetta Operating’s general partner, Rosetta Resources Operating, GP LLC, a Delaware limited liability company, has full limited liability company power and authority to carry on its business as presently conducted, and to enter on behalf of Rosetta Operating as its general partner, this Agreement and the other Transaction Documents to which Seller is a party and to perform Seller’s obligations under this Agreement and the other Transaction Documents to which Seller is a party. Rosetta Gathering’s general partner, Rosetta Operating, a Delaware limited partnership, has full limited partnership power and authority to carry on its business as presently conducted, and to enter on behalf of Rosetta Gathering as its general partner (through its general partner, Rosetta Resources Operating, GP LLC), this Agreement and the other Transaction Documents to which Seller is a party and to perform Seller’s obligations under this Agreement and the other Transaction Documents to which Seller is a party. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party have been, and the performance by Seller of its obligations under this Agreement and the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby shall be, at the time required to be performed hereunder or thereunder, duly and validly authorized by all requisite action on the part of Seller and its general partner.

3.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, “Equitable Limitations”). At the Closing all other Transaction Documents required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

3.4 Conflicts. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party does not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Seller is a party shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Seller’s Organizational Documents, (b) except as may relate to the PUC Consent (if determined necessary), conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any material agreement or instrument to which Seller is a party or by which any of the Assets or Seller is bound; provided, however, that with respect to (i) Transaction Documents other than this Agreement and (ii) the consummation of the transactions contemplated by this Agreement, clause (b) shall be true and correct except as to any governmental approvals of the type customarily obtained after Closing and further provided that the failure to secure any consent or approval to the conveyance of the Assets shall not be considered a breach of this warranty but shall be treated as a Title Defect in accordance with the terms and conditions of Annex I, (c) except as may relate to the PUC Consent (if determined necessary), violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (d) result in the creation of any lien, charge or encumbrance on any of the Assets.

3.5 Contracts. Exhibit 3.5 includes all of the following contracts, agreements, and commitments to which any of the Assets is bound as of the date of this Agreement and any and all amendments, extensions, or other modifications thereof: (a) any agreement with any Affiliate of Seller; (b) any agreement or contract for the sale, exchange or other disposition of hydrocarbons produced from the Oil and Gas Properties that requires more than 60 days prior written notice to cancel; provided, however, that certain lessors’ and homeowners have rights under certain of the Leases to receive tap gas (with such tap gas users, to Seller’s Knowledge, identified on Exhibit 3.5); (c) any agreement to sell, lease, farmout or otherwise dispose of Seller’s interests in any of the Oil and Gas Properties other than conventional rights of reassignment; (d) any operating agreement to which Seller’s interests in any of the Oil and Gas Properties is subject; and (e) to Seller’s Knowledge, any contract that required Seller to expend more than $25,000 in calendar year 2010 in connection with the Oil and Gas Properties.

3.6 Litigation and Claims. Except as set forth on Exhibit 3.6, (a) Seller has not been served with any claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding or, to Seller’s Knowledge, overtly threatened with any of the foregoing, with respect to the Assets or the ownership or operation of any thereof; (b) Seller has not received any written notification of, and to Seller’s Knowledge, is not aware of any facts, conditions or circumstances in connection with, related to or associated with the Assets or the ownership or operation of any thereof that may be reasonably expected to give rise to any such claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding; and (c) no written notice from any governmental authority or any other person (including employees) has been received by Seller (i) claiming any material violation or repudiation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or (ii) requiring, or calling attention to the need for, any material work, repairs, construction, alterations, installations, remediation, response, removal or abatement actions, restoration, investigation or monitoring of, on, in, under, in connection with or related to the Assets or the ownership or operation of any thereof other than, in the case of clauses (i) and (ii) above, notices for matters that, as evidenced in writing, have been remedied without further material obligations of Seller.

3.7 Approvals and Preferential Rights. Except as set forth in Exhibit 3.7, there are no (a) approvals, consents, filings or notifications required to be obtained, made or given by Seller as a condition to or in connection with the performance by Seller of its obligations under this Agreement, or the consummation by Seller of the transactions contemplated by this Agreement, or the assignment or transfer of the Oil and Gas Properties to Buyer other than governmental approvals of the type customarily obtained after Closing or (b) preferential purchase rights affecting any of the Assets.

3.8 Compliance with Law and Permits. Except as set forth on Exhibit 3.8, (a) the Assets have been and currently are operated, and Seller and the Assets are, in compliance with in all material respects or Seller is diligently seeking to cure any non-compliance (the details of which are identified on Exhibit 3.8) with, the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Assets or the ownership or operation of any thereof of which Seller has been notified in writing by one or more such government authorities; (b) all necessary governmental permits, licenses, approvals, consents, certificates and other authorizations with regard to the ownership or operation of the Assets have been obtained and maintained in effect or Seller is diligently seeking to obtain and maintain the same and Seller has not been notified that any material violations exist in respect of such permits, licenses, approvals, consents, certificates or authorizations; and (c) to Seller’s Knowledge, there are no facts, conditions or circumstances in connection with, related to or associated with the Assets or the ownership or operation of any thereof that will result in any claim or assertion that Seller, the Assets or the ownership or operation of any thereof is not in compliance in all material respects with any applicable law, rule, regulation, ordinance, order, decision or decree of any governmental authority or with any term or conditions of any applicable permit, license, approval, consent, certificate or other authorization except, in the case of each of clause (a), (b) and (c), for such non compliance, failure to obtain or maintain, and such facts, conditions or circumstances, the existence of which has not had and will not result in a material adverse effect on Buyer’s ability to own and produce hydrocarbons from the Oil and Gas Properties, taken as a whole, after Closing. NOTWITHSTANDING THE FOREGOING, ANY VIOLATION OF ENVIRONMENTAL LAWS OR DETERMINATION THAT THERE EXISTS AN ADVERSE ENVIRONMENTAL CONDITION AFFECTING ANY OF THE ASSETS SHALL NOT CONSTITUTE A BREACH OF THIS REPRESENTATION AND WARRANTY BUT SHALL BE RESOLVED SOLELY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF ANNEX II.

3.9 Status of Contracts. All of the contracts and other obligations of Seller set forth on Exhibit 3.5 are in full force and effect and neither Seller nor, to Seller’s Knowledge, any other party to such contracts (a) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any of its obligations thereunder to the extent that such breaches or defaults have had or reasonably would be expected to have a material adverse effect on Buyer’s ability to own and produce hydrocarbons from the Oil and Gas Properties taken as a whole after Closing, or (b) has given written notice or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of any such contract.

3.10 Production Burdens and Expenses. Except as set forth on Exhibit 3.10, (a) with respect to Oil and Gas Properties and Wells operated by Seller, all rentals, royalties, excess royalty, overriding royalty interests, net profits interests, production payments, and other payments due under or with respect to the Oil and Gas Properties have been properly and timely paid and no royalties are currently being held in suspense and (b) with respect to Oil and Gas Properties and Wells not operated by Seller, to Seller’s Knowledge, all rentals, royalties, excess royalty, overriding royalty interests, net profits interests, production payments, and other payments due under or with respect to the Oil and Gas Properties have been properly and timely paid and the aggregate amount of royalties currently being held in suspense does not exceed $100,000 (provided that, for purposes of Section 3.10(b), the amounts set forth on Exhibit 3.10 for suspense funds shall not be used in calculating such aggregate amount).

3.11 Taxes. All federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Assets, including ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not (“Property Taxes”) and all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Assets, including excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not (“Severance Taxes”) that are due have been timely paid or are being contested in good faith. Each Party comprising Seller has timely filed or caused to be timely filed all tax returns, reports, statements and similar filings required by applicable law with respect to the Assets due on or prior to the Closing Date. There are no extensions or waivers of any statute of limitations with respect to such taxes or tax liens burdening the Assets except for liens for current taxes not yet due and payable.

3.12 Tax Partnerships. Except as provided in Exhibit 3.12, none of the Assets are subject to tax partnership reporting requirements under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). For any Asset that is the subject of tax partnership reporting requirements, Seller will use its commercially reasonable efforts to effect a §754 election with respect any such tax partnerships.

3.13 Status of Seller. Each Party comprising Seller is not a “foreign person” within the meaning of Code §1445 and each will furnish Buyer with an affidavit that satisfies the requirements of Code §1445(b)(2), in the form attached as Exhibit 3.13.1, and California Franchise Tax Board Form 593-C, Real Estate Withholding Certificate, in the form attached as Exhibit 3.13.2.

3.14 Title Matters. With respect to the Oil and Gas Properties, any right, title and interest of Seller in and to such Assets is free and clear of all claims, liens, security interests or other encumbrances created by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances (as defined in Annex I). Other than with respect to the Oil and Gas Properties, Seller owns good title to the Assets free and clear of all claims, liens, security interests or other encumbrances, subject to the Permitted Encumbrances.

3.15 Bonds and Letters of Credit. Exhibit 3.15 lists all bonds, letters of credit, guarantees and other similar commitments held by Seller that are required by third parties in order for Seller to own, and if operated by Seller or its Affiliates, operate the Oil and Gas Properties.

3.16 Take-or-Pay. Seller is not obligated, under a take-or-pay or similar arrangement to produce hydrocarbons, or allow hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest (as defined in Annex I) in the hydrocarbons attributable to an Oil and Gas Property.

3.17 Imbalances. Exhibit 3.17 sets forth all Imbalances existing as of the date or dates reflected thereon.

3.18 Production Balances and Penalties; Other Production Sales Matters. As of the date of this Agreement, (a) none of the purchasers under any production sales contracts related to hydrocarbons produced from the Oil and Gas Properties are entitled to “make-up” or otherwise receive deliveries of Substances without paying at the time of such deliveries the full contract price therefor; (b) none of the purchasers under any production sales contracts related to the Oil and Gas Properties has given notice of an intention to exercise any economic out provision; (c) none of the purchasers under any production sales contracts related to the Oil and Gas Properties has curtailed its takes of natural gas in violation of such contracts; (d) none of the purchasers under any production sales contracts related to the Oil and Gas Properties has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries; and (e) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Oil and Gas Properties in excess of the contract requirements.

3.19 Calls on Production; Bonus Payments. Except as provided in Exhibit 3.19, no third party has (a) any calls on production, options to purchase production, or other similar rights with respect to the Oil and Gas Properties; or (b) any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Oil and Gas Properties including rights retained by prior owners at the time of the sale of the Oil and Gas Properties to Seller to receive production, cash bonus payments or profits from the Oil and Gas Properties if the price of oil exceeds a threshold amount.

3.20 Sufficiency of Assets. The Assets taken as a whole are sufficient for the ownership and, if operated by Seller, the operation of the Oil and Gas Properties immediately following the Closing in substantially the same manner as on the date of this Agreement, assuming receipt of all consents and approvals described in Exhibit 3.7. To Seller’s Knowledge, the Equipment is in a state of repair adequate for normal operations in accordance with standard industry practice in the areas in which the Oil and Gas Properties are operated.

3.21 Surface Rights. Except as set forth on Exhibit 3.21, to Seller’s Knowledge, (a) Seller has not assigned or quitclaimed any surface rights associated with the Oil and Gas Properties to any third Person and (b) the Oil and Gas Properties include all of the easements and other surface rights necessary to conduct oil and gas operations as conducted by Seller in the 12 month period preceding the Execution Date.

3.22 Non-Consent Operations. Except as set forth on Exhibit 3.22, there are no operations (including drilling operations) associated with the Oil and Gas Properties with respect to which Seller is currently or has elected to become a non-consenting or non-participating party.

3.23 Non-Producing Wells. As to Wells operated by Seller and, to Seller’s Knowledge as to wells operated by third parties, Exhibit 3.23 lists all (a) temporarily abandoned Wells and (b) all Wells scheduled to be plugged and abandoned. As to Wells operated by Seller, to Seller’s Knowledge, each plugged and abandoned well associated with the Oil and Gas Properties has been plugged in compliance with applicable law.

3.24 Broker. Buyer shall not directly or indirectly have any responsibility, liability or expense for any fees, commissions or other similar forms of compensation payable to any broker, finder, investment banker or other similar person based on any arrangement or agreement made by or on behalf of Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

3.25 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

3.26 Collective Bargaining Agreements; Unions. To Seller’s Knowledge, there is no collective bargaining agreement or agreement with any union, or similar body that is binding on Seller, and, to Seller’s Knowledge, there is no union organizing effort underway, pending or threatened, with respect to the employees of Seller.

3.27 Disclaimers. Except as expressly set forth in this Agreement and the other Transaction Documents, Seller disclaims all liability and responsibility for any representation, warranty, statement or communication (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, investment banker, financial advisor, partner, member, beneficiary, stockholder or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Assets. EXCEPT AS SET FORTH IN THIS SECTION 3 AND IN THE CONVEYANCE, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS,

STATUTORY OR IMPLIED, AS TO (i) TITLE, EXCEPT SELLER SHALL WARRANT AND DEFEND THE TITLE TO THE ASSETS CONVEYED TO BUYER AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING THE ASSETS OR ANY PART THEREOF BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE; PROVIDED, HOWEVER, THAT SELLER MAKES NO WARRANTY, EXPRESS, STATUTORY OR IMPLIED AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCES, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY ASSET; AND (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL (OTHER THAN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS) FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK. NOTWITHSTANDING ANYTHING TO THE CONTRARY, SELLER HAS NOT MADE AND EXPRESSLY DICLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, AS TO TITLE TO OR OWNERSHIP OF ANY EASEMENTS, RIGHTS OF WAY OR RELATED SURFACE RIGHTS WITH RESPECT TO THE OPERATION OR USE OF THE GATHERING SYSTEM.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS SECTION 3 AND THE OTHER TRANSACTION DOCUMENTS (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND, EXCEPT FOR SELLER’S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE RELATING TO TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. EXCEPT FOR SELLER’S WARRANTIES, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS OR

MATERIALITY OF ANY OF THE DATA OR OTHER INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer is qualified to do business in and in good standing under the laws of the State of California to the extent required under applicable law.

4.2 Authorization and Authority. Buyer has corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to purchase the Assets on the terms described in this Agreement and to perform its other obligations under this Agreement and the other Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party have been, and the performance by Buyer of its obligations under this Agreement and the other Transaction Documents to which Buyer is a party and the transactions contemplated hereby and thereby shall be at the time required to be performed hereunder or thereunder, duly and validly authorized by all requisite action on the part of Buyer.

4.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing all other Transaction Documents required hereunder to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

4.4 Conflicts. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party does not, and the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Buyer’s Organizational Documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Buyer is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer.

4.5 Reliance. Prior to executing this Agreement, Buyer has been afforded an opportunity to (a) examine the Assets and such materials as it has requested to be provided to it by Seller, (b) discuss with representatives of Seller such materials and the nature and operation of the Properties and (c) investigate the condition of the Oil and Gas Properties and the condition of the Wells and related equipment. In entering into this Agreement, Buyer has relied and agrees to rely solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Seller.

4.6 Broker. Seller shall not directly or indirectly have any responsibility, liability or expense for any fees, commissions or other similar forms of compensation payable to any broker, finder, investment banker or other similar person based on any arrangement or agreement made by or on behalf of Buyer in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

4.7 Financing and Financial Assurances. As of the date of this Agreement and from and after the date of this Agreement, continuously through the Closing Date, Buyer reasonably expects that it will have available to it, cash in an amount sufficient to enable Buyer to fully fund the Purchase Price at the Closing Date.

4.8 Approvals. There are no approvals, consents, filings or notifications required to be obtained, made or given by Buyer as a condition to or in connection with the performance by Buyer of its obligations under this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement other than governmental approvals of the type customarily obtained after Closing.

4.9 Litigation. There are no pending suits, actions, or other proceedings to which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations under this Agreement or the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

4.10 Qualified Purchaser. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is able to bear the economic risks of its acquisition and ownership of the Assets. Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

4.11 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

4.12 Qualification/Bonds. As of the Closing Date, Buyer shall be qualified to own federal and state oil, gas and mineral leases to the extent applicable with respect to the Oil and Gas Properties in all jurisdictions where any Assets to be transferred to it are located and which constitute federal or state oil, gas and mineral leases and the consummation of this Agreement or the other Transaction Documents will not cause Buyer to be disqualified as such an owner. To the extent required by the applicable state or federal government, by Closing

Buyer shall have or shall have contracted with third party operators who have, and will continue to maintain, all lease bonds, area wide bonds, plugging and abandonment bonds, or any other surety bonds as may be required by and in accordance with, such state or federal regulations governing the Assets and such that Seller may cancel its bonds relating to the Assets after Closing.

4.13 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

4.14 Acknowledgement. UPON THE OCCURRENCE OF THE CLOSING, BUYER WILL HAVE INSPECTED (OR OTHERWISE BE DEEMED TO HAVE WAIVED ITS RIGHTS TO INSPECT) THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN-MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). BUYER IS NOT RELYING ON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER (OR ANY OTHER PERSON ON BEHALF OF SELLER), BUT IS RELYING SOLELY UPON THE SELLER’S WARRANTIES AND ITS OWN INSPECTION AND INVESTIGATION OF THE ASSETS, AND, SUBJECT TO SELLER’S WARRANTIES AND THE INDEMNITIES SET FORTH IN SECTION 14.4, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS-IS”, “WHERE-IS” CONDITION.

5. Covenants of Seller Pending Closing.

5.1 Conduct of Business Pending Closing. Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit, or (c) as otherwise consented to in writing by Buyer, Seller will:

5.1.1 Use its commercially reasonable efforts to cause all the conditions precedent to the obligations of Buyer set forth in Article 7 (other than Section 7.5) to be satisfied on or prior to the Closing Date; provided that Seller shall not be obligated to expend any monies for the purpose of securing any consents required under this Agreement.

5.1.2 Except as set forth on Exhibit 5.1.2-1, not (a) deal with, incur obligations with respect to, or undertake any transactions relating to, the Assets other than transactions (i) in Seller’s normal, usual and customary manner, (ii) of a nature and in an amount consistent with prior practice, and (iii) in the ordinary and regular course of business of owning the Assets; (b) enter into any contract, agreement or commitment that, if in effect on the date of this Agreement would have been required to be disclosed on Exhibit 3.5, except that Seller shall be entitled to execute any authorization for expenditures (an “AFE”) in an amount that does not exceed $25,000; (c) acquire, dispose of, encumber or relinquish any of the Assets other than

(x) relinquishments resulting from the expiration of leases that Seller has no right or option to renew, which leases are identified on Exhibit 5.1.2-2, (y) Substances sold in the ordinary course of business and (z) materials, supplies, machinery, equipment, improvements, or other personal property or fixtures, which have been sold or otherwise disposed of and replaced with an item of substantially equal suitability and which, for purposes of this Agreement, have become part of the Assets; (d) waive, compromise or settle any right or claim that would materially and adversely affect the ownership of any of the Assets or the right to produce hydrocarbons from any of the Oil and Gas Properties after the Effective Time or (e) solicit, entertain or negotiate offers with any third parties for the sale of all or any portion of the Assets.

5.1.3 In the event Seller receives a third party AFE in excess of $25,000, then Seller will promptly notify Buyer of such AFE and Seller shall not execute such AFE unless Buyer shall have consented or been deemed to consent to Seller’s execution in accordance with Section 6.2.

5.1.4 Make or give all notifications, filings, consents or approvals, from, to or with all governmental authorities as may be required to be made or given prior to Closing for Seller to convey and for Buyer to own the Assets following the consummation of the transaction contemplated in this Agreement.

5.1.5 Pay all taxes and assessments with respect to the Assets that become due and payable prior to the Closing Date, unless such taxes or assessments are contested in good faith;

5.1.6 Maintain in effect insurance providing substantially the same type of coverage, in substantially the same amounts with substantially the same deductibles as the insurance maintained in effect by Seller or its Affiliates with respect to the Assets as of the date of this Agreement.

5.2 Access. Seller shall use safe and commercially reasonable efforts to afford to Buyer and its authorized representatives from the date hereof until the Closing Date, during normal business hours, safe and reasonable access to the Assets (subject to the terms, conditions and restrictions of agreements related to Oil and Gas Properties to which Seller is a party and provided, however, that Buyer shall indemnify and hold harmless Seller from and against any and all Claims arising from Buyer’s inspection of the Assets (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY INCLUDING THOSE CLAIMED TO BE ATTRIBUTABLE TO, ARISING OUT OF, OR CAUSED BY THE NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) OF SELLER, WHETHER IN WHOLE OR IN PART), including, for the avoidance of doubt, Buyer’s inspection of the Assets pursuant to Annex II), at Buyer’s sole risk and expense, and to Seller’s financial, title, contract, environmental and operating data and information available as of the date hereof and that becomes available to Seller at any time prior to the Closing Date, and will furnish to Buyer such other information in Seller’s possession with respect to the Assets as Buyer may reasonably request; provided, however, that all such information shall be held in confidence by Buyer until the Closing in accordance with the terms of the Confidentiality Agreement dated January 19, 2011, by and among Seller and Buyer (the “Confidentiality Agreement”), notwithstanding anything to the contrary therein. It is understood that a third party operator, not Seller, controls access to some of the Assets and Seller shall use reasonable efforts to cause such third party operators to provide access to Buyer in connection herewith.

5.3 Required Filings. Seller covenants to use commercially reasonable efforts from the date hereof to the Closing Date, to make or give all notifications, filings, consents or approvals, from, to or with all governmental authorities as may be required to be made or given prior to Closing for Seller to convey the Assets to Buyer pursuant to the transactions contemplated in this Agreement.

5.4 Notification of Breaches. Between the Execution Date and the Closing Date, Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect. If any of Buyer’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Outside Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6. Covenants of Buyer Pending Closing.

6.1 Conduct of Business Pending Closing. Buyer shall use its commercially reasonable efforts to cause all the conditions precedent to the obligations of Seller set forth in Article 8 (other than Section 8.4) to be satisfied on or prior to the Closing Date. Buyer shall cooperate with Seller in Seller’s efforts to obtain the consents and approvals identified on Exhibit 3.7 and, in connection therewith, Buyer shall furnish such information as is reasonably requested by any lessors under any mineral lease to which any Oil and Gas Property is subject (provided Buyer’s obligation to cooperate shall not include any obligation to make any payment of any amount to any person).

6.2 AFEs. In the event Seller receives a third party AFE in excess of $25,000, then Seller will promptly notify Buyer of such AFE and Buyer will respond to Seller as to whether Buyer consents or does not consent to Seller’s execution of such AFE within the applicable time frame required under the agreement in which the AFE was given, in order for Seller to timely respond to such AFE. Failure by Buyer to timely respond shall be deemed consent by Buyer to whatever election Seller may make regarding such AFE.

6.3 Required Filings. Buyer covenants to use commercially reasonable efforts from the date hereof to the Closing Date to make or give all notifications, filings, consents or approvals, from, to or with all governmental authorities as may be required to be made or given prior to Closing for Buyer to own the Assets following the consummation of the transaction contemplated in this Agreement.

6.4 Notification of Breaches. Between the Execution Date and the Closing Date, Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect. If any of Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Outside Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

7. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions, any one or more of which may be waived by Buyer:

7.1 Representations and Warranties. The representations and warranties by Seller (except for Section 3.14, the correctness and accuracy of which shall not be a condition to closing for purposes of this Section 7.1) set forth in this Agreement are true and correct in all material respects (provided that any such representations and warranties that are qualified by “material,” “material adverse effect” or similar materiality qualifiers shall not be further qualified hereby) as of the Closing Date except for changes therein specifically contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (provided that any such representations and warranties that are qualified by “material,” “material adverse effect” or similar materiality qualifiers shall not be further qualified hereby) as of such specified date.

7.2 Compliance. Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

7.3 No Injunctions. On the Closing Date, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be effective.

7.4 Seller’s Deliveries. Seller shall have delivered, or tendered for delivery, the items required to be delivered by Seller pursuant to Section 9.2.1.

7.5 Purchase Price Adjustments. The aggregate of: (i) all downward adjustments for Title Defects and Environmental Defects to the Purchase Price resolved pursuant to Annex I and Annex II prior to the Closing Date and (ii) all such downward adjustments asserted by Buyer pursuant to Annex I and Annex II that have not been resolved prior to the Closing Date, respectively, shall not exceed twenty percent (20%) of the Purchase Price.

7.6 [INTENTIONALLY OMITTED]

8. Conditions Precedent to the Obligations of Seller. The obligations of Seller to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions, any one or more of which may be waived by Seller:

8.1 Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement are true and correct in all material respects (provided that any such representations and warranties that are qualified by “material,” “material adverse effect” or similar materiality qualifiers shall not be further qualified hereby) as of the Closing Date except for changes therein specifically contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (provided that any such representations and warranties that are qualified by “material,” “material adverse effect” or similar materiality qualifiers shall not be further qualified hereby) as of such specified date.

8.2 Compliance. Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

8.3 No Injunctions. At the Closing Date, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be effective.

8.4 Purchase Price Adjustments. The aggregate of: (i) all downward adjustments for Title Defects and Environmental Defects to the Purchase Price resolved pursuant to Annex I and Annex II prior to the Closing Date and (ii) all downward adjustments asserted by Buyer pursuant to Annex I and Annex II that have not been resolved prior to the Closing Date, respectively, shall not exceed twenty percent (20%) of the Purchase Price.

8.5 Buyer’s Deliveries. Buyer shall have delivered, or tendered for delivery, the items required to be delivered by Buyer pursuant to Sections 9.2.2 and 9.4.

9. Closing.

9.1 The Closing. The assignment and purchase of the Assets pursuant to this Agreement shall be consummated (the “Closing”) in Houston, Texas at the offices of Seller (i) on April 15, 2011 (the “Proposed Closing Date”) if all conditions to Closing set forth in Sections 7 and 8 have been satisfied as of such date or (ii) if all such conditions shall not have been satisfied on such date, the fourth Business Day after all such conditions shall have been satisfied but not later than July 15, 2011 (the “Outside Date”). The date on which the Closing actually occurs is referred to in this Agreement as the Closing Date.

9.2 Documents to be Delivered at Closing.

9.2.1 At the Closing, Seller shall deliver to Buyer the following instruments, dated the Closing Date, properly executed by authorized officers of Seller and, where appropriate, acknowledged:

(a) Sufficient recording counterparts of the Conveyance and Quitclaim (“Assignment” and collectively, with this Agreement, the Assignment, any other agreement between Seller and Buyer that expressly states that it constitutes a Transaction Document for purposes of this Agreement, and all other agreements, documents, and instruments entered into as of or after the date hereof and at or prior to Closing in connection with the transactions contemplated hereby and all certificates delivered by the Parties at the Closing, the “Transaction Documents”) from Seller in the form of Annex III sufficient to convey to Buyer the Assets;

(b) A non-foreign affidavit in substantially the form set forth in Exhibit 3.13.1 and California Form 593-C, California Real Estate Withholding Certificate, certifying an exemption from withholding in substantially the form set forth in Exhibit 3.13.2, from each of Rosetta Operating and Rosetta Gathering (in each such case);

(c) Such other instruments as are necessary to effectuate the conveyance of the Assets to Buyer;

(d) Letters in lieu of division orders addressed to each purchaser of the Substances;

(e) With respect to any Wells as to which Rosetta Operating is designated as the operator (i) letters resigning as operator of such Wells and (ii) any forms promulgated by the appropriate governmental authority that Seller is required to execute in order to validly designate and appoint Buyer as the operator (the “Designation of Operator Forms”), if required by a governmental entity;

(f) A certificate in the form of Annex IV from each of Rosetta Operating and Rosetta Gathering;

(g) [INTENTIONALLY OMITTED]; and

(h) Releases of the deeds of trusts and liens granted in favor of BNP Paribas et al. and any other lienholders on the Assets.

9.2.2 At the Closing, Buyer shall deliver to Seller

(a) A certificate in the form of Annex V;

(b) Counterparts of the Assignment properly executed by an authorized officer of Buyer, and where appropriate, acknowledged;

(c) Designation of Operator Forms, if any;

(d) Evidence of bonds required by Section 4.12 (notwithstanding the foregoing, Buyer shall provide evidence of such bonds to Seller not less than two (2) Business Days prior to Closing); and

(e) The Replacement Guaranty.

9.3 Possession. At the Closing, Seller shall deliver to Buyer possession of the Assets other than the Data. Within fifteen (15) calendar days after Closing, Seller shall deliver to Buyer, at Seller’s offices and at Buyer’s expense (but only to the extent that any Data is shipped to Buyer, with such expenses limited to the cost of packaging, shipping and handling) originals of all Data; provided, however, that the delivery of the Data shall be subject to Section 1.7.

9.4 Payment of Purchase Price. At the Closing, against delivery of the documents and materials described in Section 9.2.1, Buyer shall pay to Seller, by wire transfer of immediately available funds, the estimated Adjusted Purchase Price as determined in accordance with Section 2.2 less the Deposit (the “Closing Amount”).

10. Casualty Loss. As used herein, the term “Casualty Loss” shall mean, with respect to all or any major portion of any of the Assets, any destruction by fire, blowout, flood, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Assets or portion thereof, in each case during the Closing Period. Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware. If any Casualty Loss occurs during the Closing Period, and the result of the individual Casualty Loss exceeds ten percent (10%) of the Purchase Price based on the Allocated Value of the affected Asset or Assets, Buyer shall nevertheless be required to close and Seller may elect to either (i) cause the Assets affected by such casualty to be repaired or restored to at least their condition prior to such casualty, at Seller’s sole costs, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair such Assets affected by the casualty. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty except to the extent the Parties otherwise agree in writing. If any Casualty Loss occurs during the Closing Period, and the individual Casualty Loss results in an aggregate Casualty Loss of ten percent (10%) or less of the Purchase Price based on the Allocated Value of the affected Asset or Assets, Buyer shall nevertheless be required to close and Seller, at Closing, shall pay to Buyer all sums paid to Seller by third parties by reason of such casualty and shall assign, transfer and set over to Buyer or subrogate Buyer to all right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties arising out of such casualty insofar as such relates to the affected Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interest and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to Closing in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting right in any related action involving the affected Assets.

11. Termination.

11.1 Termination Events. Prior to Closing, this Agreement may be terminated as follows:

(a) By the mutual written agreement of Buyer and Seller with the termination to be effective the date such termination agreement is signed by both Seller and Buyer; or

(b) By Buyer if, on the Outside Date, any of the conditions set forth in Article 7 hereof shall not have been satisfied or waived, such termination to be effective immediately on Seller’s receipt of such termination notice from Buyer; or

(c) By Seller if, on the Outside Date, any of the conditions set forth in Article 8 hereof shall not have been satisfied or waived, such termination to be effective immediately on Buyer’s receipt of such termination notice from Seller; or

(d) By Seller if Buyer is not able to close on the Closing Date, due to lack of or insufficient financing and Buyer and Seller do not mutually agree in writing to extend the Closing Date, such termination to be effective immediately on Buyer’s receipt of such termination notice from Seller; or

(e) By either Seller or Buyer if for any reason (other than the lack of or insufficient financing as provided for immediately above) the Closing has not occurred by the Outside Date; or

(f) By Seller if Buyer fails to pay the Deposit when due under Section 2.3.

Notwithstanding the foregoing, a Party that is in material breach of or default under this Agreement or any other Transaction Document, or that is in breach of this Agreement or any other Transaction Document in any respect and such breach caused one or more of the Closing conditions of Buyer or Seller contained herein to not be satisfied, shall not be entitled to terminate this Agreement except, in the case of a breach or default by Buyer, with the consent of Seller, or in the case of a breach or default by Seller, with the consent of Buyer.

11.2 Effect of Termination.

11.2.1 If the purchase and sale of the Assets is not consummated as contemplated in this Agreement and either (a) Buyer shall have failed to perform in any material respect its covenants contained herein required to be performed by it on or prior to the Closing Date, (b) any of Buyer’s representations contained herein shall be incorrect in any material respect on the Closing Date, (c) the conditions in Article 8 (other than Section 8.4) have not been satisfied or waived, (d) this Agreement has terminated under Sections 11.1(c), 11.1(d) or 11.1(e) (if the failure to close by the Outside Date was the fault of Buyer), and in the case of each of (a), (b), (c) and (d) Seller has satisfied or is capable of satisfying the conditions in Article 7 (other than Section 7.5), then (A) Seller shall retain the Deposit as liquidated damages and neither Party shall have any further rights or obligations to one another hereunder other than Buyer’s indemnity obligations pursuant to Section 5.2 or (B) Seller may seek specific performance of the terms hereof. Buyer acknowledges that the extent of damages to Seller occasioned by any breach or misrepresentation by Buyer would be impossible or extremely difficult to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances. If this Agreement is terminated by Seller pursuant to Section 11.1(f), Seller shall be entitled to receive the Deposit as liquidated damages and neither Party shall have any further rights or obligations to one another hereunder other than Buyer’s indemnity obligations pursuant to Section 5.2.

11.2.2 If the purchase and sale of the Assets is not consummated as contemplated in this Agreement and either (a) Seller shall have failed to perform in any material respect its covenants contained herein required to be performed by it on or prior to the Closing Date, (b) any of Seller’s representations contained herein shall be incorrect in any material respect on the Closing Date, (c) the conditions in Article 7 (other than Section 7.5) have not been satisfied or waived, or (d) this Agreement has terminated under Sections 11.1(b) or 11.1(e) (if the failure to close by the Outside Date was the fault of Seller), and in the case of each of (a), (b), (c) and (d) Buyer has satisfied or is capable of satisfying the conditions in Article 8 (other than Section 8.4), then Buyer may either (i) cause Seller to refund to Buyer the Deposit within five (5) Business Days after the date of termination of this Agreement and neither Party shall have any further rights or obligations to one another hereunder other than Buyer’s indemnity obligations pursuant to Section 5.2 or (ii) Buyer may seek specific performance of the terms hereof.

12. Taxation.

12.1 Responsible Party. All taxes attributable to the ownership or operation of the Assets prior to the Effective Time are the Seller’s responsibility and all deductions, credits or refunds pertaining to the aforementioned taxes, no matter when received, belong to Seller. All taxes attributable to the ownership or operation of the Assets on or after the Effective Time (excluding Seller’s income taxes or franchise taxes from the Effective Time through Closing, and excluding income or capital gains taxes from the sale of the Assets) are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned taxes, no matter when received, belong to Buyer. Property Taxes shall be prorated based on a percentage of the assessment period occurring before the Effective Time. Property Taxes shall be deemed by the Parties to apply to production in the tax period for which such Property Tax is levied. The Parties shall estimate all taxes (excluding Seller’s income taxes or franchise taxes from the Effective Time through Closing or otherwise) attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and prior to Closing and incorporate such estimate into the Closing Statement. The actual amounts (to the extent the same differ from the estimate included in the Closing Statement) shall be accounted for in the Final Settlement Statement. Supplemental taxes issued, assessed or refunded by a taxing authority after the Closing Date shall be handled and processed by Buyer as to the interest owners subject to the supplemental tax or refund and Buyer shall invoice or refund to Seller its share of supplemental taxes prorated for time periods prior to the Effective Time. Seller has paid the first of two payments of the 2010 California ad valorem tax year which runs from July 1, 2010 through June 30, 2011. Buyer shall make the second payment of this tax when due; provided, however, that if the Closing occurs after the due date of the second payment, Seller shall make such payment when due and be reimbursed for the same through an upward adjustment to the Purchase Price.

12.2 Transfer Taxes. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar taxes (each a “Transfer Tax”). If a determination is ever made that a Transfer Tax applies, Buyer and Seller will be bear equally such Transfer Tax liability.

12.3 Tax-Deferred Exchange. Either Party may elect to effect a tax-deferred exchange under Section 1031 of the Code (a “Tax Deferred Exchange”) for all or part of the Assets at any time prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party incurs no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. The Electing Party shall notify the other Party in writing of its intent to effect a Tax Deferred Exchange no later than three (3) days prior to the Closing Date. Seller and Buyer may assign any of their respective rights and delegate performance of any of their respective duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that the Electing Party will remain responsible to the other Party for the full and prompt performance of its respective delegated duties. The Electing Party will indemnify and hold other Party harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this Section 12.3 pursuant to the request of the Electing Party.

12.4 Allocation of Value. Seller and Buyer agree that the transaction under this Agreement is not subject to the reporting requirement of Section 1060 of the Code and that, therefore, IRS Form 8594 (Asset Acquisition Statement Under Section 1060) is not required to be and will not be filed for this transaction. In the event that the Seller and Buyer mutually agree that a filing of Form 8594 is required, Seller and Buyer will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

12.5 Cooperation on Tax Matters. Buyer and Seller shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, tax data, relevant tax returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other party of any tax returns or (b) in connection with any tax audit or proceeding including one party (or an Affiliate thereof) to the extent such tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

13. Final Accounting

13.1 Settlement Statement.

(a) As soon as practical and, in any event, no later than one hundred twenty (120) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth the adjustments to the Purchase Price in accordance with Section 2.2. The Final Settlement Statement shall be prepared in accordance with this Agreement and on a basis consistent with the preparation of the Closing Statement as described in Section 2.4, and shall set forth Seller’s calculation of the Seller’s Credits, Buyer’s Credits and the Adjusted Purchase Price.

(b) Following the delivery of the Final Settlement Statement, Seller shall afford Buyer the opportunity to examine the Final Settlement Statement and Seller’s calculation of the Seller’s Credits, Buyer’s Credits and the Adjusted Purchase Price, and such supporting schedules, analyses, workpapers, including the audit workpapers and other underlying records or documentation, as are reasonably necessary and appropriate in connection with such review. Seller shall cooperate promptly with the Buyer in such examination, including responding to questions asked by Buyer, and Seller shall make available to Buyer any records under Seller’s reasonable control that are requested by the Seller in connection with such review.

(c) If, within thirty (30) days following delivery of the Final Settlement Statement to Buyer, Buyer has not delivered to Seller written notice (the “Objection Notice”) of Buyer’s objections to the Final Settlement Statement or Seller’s calculation of Seller’s Credits, Buyer’s Credits and/or the Adjusted Purchase Price (which Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Seller’s Credits, Buyer’s Credits and/or the Adjusted Purchase Price as set forth in the Final Settlement Statement shall be deemed final and conclusive.

(d) If Buyer delivers the Objection Notice within such thirty (30) day period, then Seller and Buyer shall endeavor in good faith to resolve the objections of Buyer set forth in the Objection Notice. If there are any objections that remain in dispute after such good faith attempt to resolve, then the remaining objections in dispute shall be submitted for resolution to a “big four” or nationally-recognized accounting firm to be selected jointly by the Seller and Buyer or, if the Seller and Buyer are unable to mutually agree upon an accounting firm, such accounting firm shall be PricewaterhouseCoopers provided there is no conflict or existing relationship with PricewaterhouseCoopers and either Seller or Buyer, or their affiliates at such time (such jointly selected accounting firm or PricewaterhouseCoopers, the “Referee”). In connection with the engagement of the Referee, each of Buyer and Seller shall execute any engagement, indemnity, and other agreement as the Referee shall require as a condition to such engagement. If PricewaterhouseCoopers is unable or unwilling to serve as the

Referee and the Parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the Judge of the United States District Court for the Southern District of Texas senior in term of service to appoint the substitute arbitrator. Notwithstanding the foregoing, any dispute regarding the existence of a Title Defect or any Title Defect Amount shall be determined in accordance with the procedures set forth in Annex I and any dispute regarding the existence of an Adverse Environmental Condition or any Remediation Value shall be determined in accordance with the procedures set forth in Annex II.

(e) The Referee shall determine such items of Seller’s Credits, Buyer’s Credits and the calculation of the Adjusted Purchase Price as are disputed within thirty (30) days after the objections that remain in dispute are submitted to it.

(f) If any objections are submitted to the Referee for resolution, (A) each of Buyer and Seller shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee prior to any written notice of determination hereunder being delivered by the Referee; (B) to the extent that a value has been assigned by Buyer or Seller to any item subject to Buyer’s objection that is submitted to the Referee, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (C) the determination by the Referee of items of Seller’s Credits, Buyer’s Credits and the calculation of the Adjusted Purchase Price, as applicable, as set forth in a written notice delivered to Seller and Buyer by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the Parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; (D) the fees and expenses of the Referee shall be paid by and apportioned between Buyer and Seller based on the aggregate dollar amount in dispute and the relative recovery as determined by the Referee of Seller and Buyer, respectively; and (E) notwithstanding anything in this Agreement to the contrary, each Party hereto shall bear its own costs and expenses in connection with the resolution of any objections to the calculations set forth in the Final Settlement Statement.

13.2 Payments.

(a) If the aggregate Closing Amount is greater than the final Adjusted Purchase Price, then Seller shall pay to Buyer the amount of such excess within ten (10) Business Days of the determination of the final Adjusted Purchase Price in accordance with Section 13.1.

(b) If the final Adjusted Purchase Price is greater than the aggregate Closing Amount, then Buyer shall pay such difference to Seller within ten (10) Business Days of the determination of the final Adjusted Purchase Price in accordance with Section 13.1.

13.3 No Duplicative Effect; Methodologies. The provisions of Section 13.1 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement or in the Closing Statement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) capital expenditures, or operating expenses or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Closing Statement or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (a) the determination, calculation or methodology set forth in the Closing Statement or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Closing Statement or the definitions contained in this Agreement, as applicable, as a line item or specific adjustment and (b) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in the Closing Statement or the definitions contained in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

14. Assumed Obligations; Survival and Indemnification.

14.1 Assumption of Obligations. At Closing, in each case without prejudice to Seller’s obligation to indemnify Buyer from the matters set forth in Section 14.4, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities relating in any manner to the use, ownership, operation or condition of the Assets, including (a) those arising from any Adverse Environmental Condition and (b) the following known or unknown obligations and liabilities (collectively, the “Assumed Obligations”) with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (except as to subclause (5) below which shall be for the time period stated in such subclause): (1) the liability and obligation to (i) properly plug and abandon or remove, dismantle, decommission and dispose of all wells, structures, facilities, flow lines, pipelines, and any other equipment located on the Oil and Gas Properties or Lands whether before or after the Effective Time, including site clearance and restoration to the extent required by applicable law, (ii) replug any well, wellbore, or previously plugged Well on the Oil and Gas Properties whether existing before or after the Effective Time to the extent required by applicable law, (iii) cap and bury or remove all flow lines and other pipelines now or hereafter used in connection with any Oil and Gas Properties or the production of Substances to the extent required by applicable law, and (iv) clean up, restore, and/or remediate the premises covered by or relating to the Oil and Gas Properties and dispose of all NORM and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes located on the Oil and Gas Properties, Lands or property covered by Surface Contracts, to the extent required by applicable law; (2) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from the Oil and Gas Properties, whether before or after the Effective Time, including furnishing makeup gas and/or settling Imbalances according to the terms of applicable gas sales, processing, gathering or transportation contracts; (3) the obligation to pay working interests, royalties, overriding royalties and other interests, owners, revenues, or proceeds attributable to sales of hydrocarbons produced from the Oil and Gas Properties whether before or after the Effective Time; (4) the obligation to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and applicable agreements, or as required by law arising whether before or after the Effective Time; and (5) all other obligations and liabilities that arise under the contracts conveyed hereunder or otherwise relate to the Assets arising from or relating to events occurring or conditions existing after the Effective Time or accruing after the Effective Time.

14.2 Survival. The liability of Buyer and Seller under each of their respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereby, subject to the limitations set forth in Section 14.5.

14.3 Liabilities. The term “Liabilities” shall mean any and all payments, charges, judgments, assessments, liabilities, damages, penalties, fines or costs and expenses paid or incurred by the person seeking indemnification, including any legal or other expenses reasonably incurred in connection therewith.

14.4 Indemnification by Seller. UPON CLOSING, SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS AFFILIATES, ITS AND THEIR SUCCESSORS AND PERMITTED ASSIGNS, AND ALL OF THEIR RESPECTIVE MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “BUYER INDEMNIFIED PARTIES”) FROM AND AGAINST THE FOLLOWING (“SELLER INDEMNITIES”):

14.4.1 MISREPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (INDIVIDUALLY A “LOSS” AND COLLECTIVELY, THE “LOSSES”) ARISING FROM THE INACCURACY OF ANY REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT, INSTRUMENT, DOCUMENT OR CERTIFICATE EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT (AS LIMITED BY THE EXPRESS TERMS OF ANY REPRESENTATION OR WARRANTY).

14.4.2 BREACHES OF COVENANT. ALL LOSSES AND LIABILITIES ARISING FROM THE BREACH OF, OR FAILURE TO PERFORM OR SATISFY, ANY OF THE COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT, INSTRUMENT, DOCUMENT OR CERTIFICATE EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT (AS LIMITED BY THE EXPRESS TERMS OF ANY COVENANT)

14.4.3 OWNERSHIP AND OPERATION. ALL LOSSES AND LIABILITIES ARISING FROM SELLER’S OWNERSHIP AND THE OPERATION OF THE ASSETS PRIOR TO THE EFFECTIVE TIME (EXCLUDING ASSUMED OBLIGATIONS), DIRECTLY ASSOCIATED WITH OR ARISING FROM THE FOLLOWING MATTERS:

(a) AS TO ASSETS OPERATED BY SELLER OR ON WHICH SELLER TOOK PRODUCTION IN KIND, THE INCORRECT PAYMENT OF ROYALTIES AND TAXES;

(b) DAMAGES TO PERSONS OR PROPERTY;

(c) ANY OFFSITE DISPOSAL, PRIOR TO THE CLOSING, OF HAZARDOUS SUBSTANCES, HAZARDOUS MATERIALS OR HAZARDOUS WASTE ARISING FROM THE OPERATION OR USE OF THE OIL AND GAS PROPERTIES;

(d) THE EXCLUDED ASSETS; and

(e) ANY BROKERS’ OR FINDERS’ FEES OR COMMISSIONS ARISING WITH RESPECT TO BROKERS OR FINDERS RETAINED OR ENGAGED BY ANY PERSON OTHER THAN BUYER AND RESULTING FROM OR RELATING TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

14.5 Indemnification by Buyer. UPON CLOSING, BUYER SHALL ASSUME, BE RESPONSIBLE FOR, SHALL PAY ON A CURRENT BASIS, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER, ITS AFFILIATES, ITS AND THEIR SUCCESSORS AND PERMITTED ASSIGNS, AND ALL OF THEIR RESPECTIVE MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, “SELLER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LIABILITIES AND LOSSES ARISING FROM, BASED UPON, RELATED TO OR ASSOCIATED WITH (a) ANY ACT, OMISSION, EVENT, CONDITION OR CIRCUMSTANCE INVOLVING OR RELATING TO THE ASSETS OCCURRING OR ARISING AFTER THE EFFECTIVE TIME, OTHER THAN THOSE CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (b) ALL ASSUMED OBLIGATIONS; (c) ANY ACT, OMISSION, EVENT, CONDITION OR CIRCUMSTANCE INVOLVING OR RELATING TO THE ASSETS OCCURRING OR EXISTING BEFORE THE EFFECTIVE TIME, THAT WAS NOT PROPERLY ASSERTED BY BUYER ON OR PRIOR TO THE DATE SPECIFIED IN SECTION 14.6.1; (d) ANY BROKERS’ OR FINDERS’ FEES OR COMMISSIONS ARISING WITH RESPECT TO BROKERS OR FINDERS RETAINED OR ENGAGED BY ANY PERSON OTHER THAN SELLER AND RESULTING FROM OR RELATING TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; (e) THE INACCURACY OF ANY REPRESENTATION OR WARRANTY OF BUYER SET FORTH IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT, INSTRUMENT, DOCUMENT OR CERTIFICATE EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT (AS LIMITED BY THE EXPRESS TERMS OF ANY REPRESENTATION OR WARRANTY); AND (f) THE

BREACH OF, OR FAILURE TO PERFORM OR SATISFY ANY OF THE COVENANTS OF BUYER SET FORTH IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT, INSTRUMENT, DOCUMENT OR CERTIFICATE EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT (AS LIMITED BY THE EXPRESS TERMS OF ANY COVENANT).

14.6 Liability Limitations.

14.6.1 Notwithstanding anything to the contrary herein, the following limitations shall apply to Seller’s indemnification obligations:

(a) Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss or Liability within the Survival Period (as defined below) applicable to such Loss or Liability. Any Loss or Liability for which Seller does not receive written notice before the end of the Survival Period shall be deemed to be an Assumed Obligation. Any notice shall state the facts known to the Buyer Indemnified Party that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion. The “Survival Period” applicable to Losses and Liabilities shall mean:

(i) the representations and warranties of Seller in Sections 3.1, 3.2, 3.3 and 3.4 and the indemnities set forth in Section 14.4.3(d) shall survive the Closing indefinitely; and

(ii) the representations and warranties of Seller in Sections 3.11, 3.12 and 3.13 shall survive the Closing for a period of six (6) years after the Closing; and

(iii) without limiting Buyer’s rights pursuant to the limited warranty of title set forth in the Assignment, all of the other representations and warranties of Seller in this Agreement and the indemnities set forth in Sections 14.4.2, 14.4.3(a), 14.4.3(b) and 14.4.3(e) shall survive the Closing for a period of one (1) year after Closing;

(iv) the indemnity set forth in Section 14.4.3(c) shall survive the Closing for a period of five (5) years; and

(v) the indemnity in Section 14.4.1 shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification thereunder, except in each case as to matters for which a notice for indemnity has been delivered to Seller on or before such termination date.

(b) Without limiting Buyer’s rights pursuant to the limited title warranty, Seller shall have no liability in excess of the Allocated Value for an Asset, less any prior adjustments to the Purchase Price, for any Losses or Liabilities associated with the claim that Seller does not have good and defensible title associated with a particular Asset.

(c) Seller’s indemnification obligations shall not cover any Liabilities, Losses, duties and obligations relating to properly plugging and abandoning wells, removal of all pipelines, equipment, and platforms and related facilities now or hereafter located on the Assets, except as may arise as a result of a breach of or inaccuracy in the representation and warranty set forth in Section 3.23 (which will be subject to indemnification under Section 14.4.1).

(d) Seller’s indemnification obligations shall not cover any Liabilities, Losses, damages or costs for cleaning up, restoring and Remediation of the Assets in accordance with the Environmental Laws and the relevant Leases, including liabilities, duties and obligations (including the payment of fines, penalties, monetary sanctions or other amounts payable for failure to comply with the requirements of applicable Environmental Laws) related to any violation of any Environmental Laws or the presence, disposal, release or threatened release of any hazardous substance or hazardous waste from the Assets into the atmosphere or into or upon land or any water course or body of water, including groundwater, whether or not attributable to Seller’s activities or the activities of third parties, except pursuant to the Seller’s indemnity set forth in Section 14.4.3(c).

(e) None of the Buyer Indemnified Parties shall be entitled to assert any claim for indemnification hereunder, or to otherwise seek any damages or other remedies for or in connection therewith, unless the Loss attributable to an individual claim is in excess of $150,000 (“Claim Threshold”) and then only to the extent of the excess. The limitations in this Section 14.6(e) shall not apply, however, to the obligations of Seller under Sections 12.1, 13.1, 13.2, 14.4.3(a), 14.4.3(c), 14.4.3(d) and 14.4.3(e).

(f) Additionally, none of the Buyer Indemnified Parties shall be entitled to assert any claim for indemnification hereunder, or to otherwise seek any damages or other remedies for or in connection therewith, until the aggregate amount of all Liabilities and Losses exceed two percent (2%) of the Purchase Price, and then only to the extent of such excess. The limitations in this Section 14.6(f) shall not apply, however, to the obligations of Seller under Sections 12.1, 13.1, 13.2, 14.4.3(a), 14.4.3(c), 14.4.3(d) and 14.4.3(e).

(g) Seller shall not be liable for any claims for indemnification hereunder, or for any damages or other remedies for or in connection with this Agreement or the transactions contemplated by this Agreement in any amount exceeding in the aggregate twenty percent (20%) of the Purchase Price. The limitations in this Section 14.6(g) shall not apply, however, to the obligations of Seller under Sections 12.1, 14.4.3(c), 14.4.3(d) and 14.4.3(e).

14.6.2 The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.

14.6.3 None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any Liabilities, Losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party. BUYER ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES AND SELLER ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES WAIVES ANY RIGHT TO RECOVER CONSEQUENTIAL, INCIDENTAL, SPECIAL, TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OR LIABILITIES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. This Section 14.6.3 shall not limit Seller’s right to retain the Deposit as liquidated damages under Section 11.

14.6.4 The sole and exclusive remedy of each of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to the purchase and sale of the Assets shall be pursuant to the express indemnification provisions of this Article 14. Any and all (i) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (ii) other claims pursuant to or in connection with this Agreement or (iii) other claims relating to the Assets and the purchase and sale thereof shall be subject to the provisions set forth in this Article 14. Except for claims made pursuant to the express indemnification provisions of this Article 14, Buyer on behalf of each of the Buyer Indemnified Parties and Seller on behalf of each of the Seller Indemnified Parties shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller or any of its affiliates and any and all Liabilities, Losses, rights, claims and causes of action it may have against Seller or any of its affiliates or Buyer or any of its affiliates, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise. Nothing in this Section 14.6.4 shall limit either Party’s right to seek specific performance under Section 11.

14.6.5 No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

14.6.6 Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby. Nothing in this Section 14.6.6 shall limit either Party’s right to seek specific performance under Section 11.

14.6.7 Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Liabilities, Losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

14.6.8 EXCEPT AS PROVIDED IN SECTIONS 5.2 AND 14.5(a), THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

14.6.9 Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant, indemnity or obligation (i) if such breach, misrepresentation or noncompliance shall have been waived by Buyer, (ii) if Buyer had knowledge of the relevant facts at or before Closing or (iii) if Buyer should have known, in the exercise of reasonable diligence, of the relevant facts at or before Closing.

15. Further Assurances.

15.1 General. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

15.2 Filings, Notices and Certain Governmental Approvals. Promptly after Closing Buyer shall (i) record the assignments of the Assets executed at the Closing in all applicable real property records, (ii) notify all other applicable governmental authorities of the assignment of the Assets to Buyer, and (iii) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer, and the assumption of the liabilities assumed by Buyer hereunder, and that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any regulatory agency in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.3 Logos and Names. As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets.

16. Notices. All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given and received one Business

Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by facsimile, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given and received three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Buyer:	Vintage Petroleum, LLC
10889 Wilshire Blvd.
Los Angeles, California 90024
Attn: General Counsel
Fax: 310-443-6435

If to Seller:	Rosetta Resources Operating LP
717 Texas Ave., Suite 2800
Houston, Texas 77002
Attn: Jason Ervin
Fax: 713-493-2212

with a copy to:	Office of General Counsel
717 Texas Ave., Suite 2800
Houston, Texas 77002
Michael.Hickey@rosettaresources.com

17. Assignment. Neither Seller nor Buyer may assign their respective rights or delegate their respective duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party.

18. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available prior to Closing as a result of any breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of laws.

19. Expenses and Fees. Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties shall pay the fees and expense of its counsel, accountants and other expert’s incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyer shall be solely responsible for the cost of all fees for the recording of transfer documents or releases of liens and any sales, transfer, stamp or other excise taxes resulting from the transfer of the Assets to Buyer. All other costs shall be borne by the party incurring such costs.

20. Integration. This Agreement, the Confidentiality Agreement, the Exhibits and Annexes hereto, and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof. Notwithstanding the foregoing, in the event of a conflict between the terms of the Confidentiality Agreement and Article 28 of this Agreement, the provisions of Article 28 of this Agreement shall take precedent and supersede the Confidentiality Agreement.

21. Waiver or Modification. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer and Seller, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent. The failure of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision. No waiver by any Party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

22. Bold and/or Capitalized Letters. THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

23. Headings, Exhibits. The headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement. Seller and Buyer acknowledge and agree that by inclusion of any item in the Exhibits to this Agreement, Seller is not representing, warranting, asserting or implying that any such item is material or has had, has or reasonably could be expected to have a material adverse effect on the Assets and shall not be construed as evidence of such solely by inclusion in any Exhibit to this Agreement.

24. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

25. Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement. Delivery of an executed counterpart signature page by facsimile or by electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.

26. Third Parties. Nothing in this Agreement shall entitle any person other than the Parties and their respective successors and permitted assigns to any claim, cause of action, benefit, remedy or right of any kind, except for the rights of Buyer Indemnified Parties and Seller Indemnified Parties.

27. Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE DISPUTES DESCRIBED IN ARTICLE 13, SECTION 2 OF ANNEX I OR AS DESCRIBED IN SECTION 2 OF ANNEX II, NO CLAIMS, DISPUTES, CONTROVERSIES, OR OTHER MATTERS IN QUESTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IS TO BE SETTLED BY ARBITRATION.

28. Public Announcements. No Party (nor its Affiliates) shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party (which will not be unreasonably withheld, unless such proposed public announcement references the name of such other Party); provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any securities exchange listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party in writing before making the disclosure and provide such other Parties an opportunity to review and comment upon such press release or other public announcement).

29. Confidentiality. From and after the Closing the Seller shall protect and maintain the confidentiality of the Data to the same extent it protects its own confidential and proprietary information and data.

30. Additional Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Article 30:

“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Asset, or the migration or transportation from other lands to any Asset, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment that require remediation based upon the condition at the Effective Time pursuant to any current federal, state or local laws or statutes, including Environmental Laws. Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term shall abrogate or limit Buyer’s indemnity and hold harmless obligations under Article 14.

“Affiliate” or “affiliate” means, with respect to any Person, any other Person who, directly or indirectly, Controls or is Controlled by or is under common Control with such first Person.

“Business Day” or “business day” means a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of either the State of Texas or the State of California.

“Contracts” means the contracts to be transferred from Seller to Buyer pursuant to Section 1.11 and the Surface Contracts.

“Control” means (i) with respect to a corporation, the ownership of voting securities or other equity interest in such corporation entitling the holder thereof to elect a majority of the board of directors of such corporation, (ii) in the case of a limited partnership, the ownership of a majority of the voting equity interests of the general partner of such limited partnership, (iii) in the case of a limited liability company, the ownership of a majority of the outstanding voting securities, membership interest or other equity interest (however characterized) of such limited liability company, and (iv) in the case of any other entity, the ownership of voting securities or other equity interest in such entity entitling the holder thereof to elect a majority of, or otherwise control, the governing body of such entity.

“Environmental Laws” means all federal, state, county, regional district, municipal, or other local applicable laws and regulations concerning or relating to the pollution or protection of the environment, including (i) the following federal laws: the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the National Environmental Policy Act, the Endangered Species Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, and (ii) the following California state laws: the California Environmental Quality Act, California Clean Air Act, California Integrated Waste Management Act, Porter-Cologne Water Quality Control Act, California Global Warming Solutions Act, and the Safe Drinking Water and Toxic Enforcement Act, as such laws have been or may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Gathering System” means the pipelines and accessory equipment that are used for gathering natural gas from the Oil and Gas Properties and Wells, all as shown generally on the map attached hereto as Annex VI.

“Imbalances” means any imbalance at the wellhead between the amount of hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange between the amount of hydrocarbons nominated by or allocated to Seller and the hydrocarbons actually delivered on behalf of Seller at that point.

“Liens” means any encumbrance, lien, claim, easement, right, agreement, instrument, obligation, burden or defect.

“Organizational Documents” means with respect to any particular entity: (i) if a corporation, its articles or certificate of incorporation and its bylaws; (ii) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (iii) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (iv) all related equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (v) any amendment or supplement to any of the foregoing.

“Person” means an individual, corporation, limited liability company, partnership, limited liability partnership, joint venture, trust, unincorporated organization or any other entity, including any United States, foreign, state or local governmental entity or municipality or any authority, department, commission, board, bureau, agency, court, instrumentality or subdivision thereof.

“Property” means any of the Oil and Gas Properties, Wells, Easements or Equipment.

“PUC Consent” means the consent of the Public Utilities Commission of the State of California to the sale of the Gathering System from Seller to Buyer.

“Replacement Guaranty” means a guaranty delivered by Buyer in a form that is sufficient and adequate to replace that certain parent guaranty delivered by Rosetta Operating (and provided by Rosetta Resources Inc.) under the Pipeline Purchase Agreement dated December 19, 2007 (as amended) with Pacific Gas and Electric Company.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of any of the following individuals: Jason Ervin, Daniel Calnan, Tom Jones, Sean Fitzgerald, Chad Driskill, Alexander Wall, Debi Gordon, Mike McKenna, Tammy Hinkle, Scott Gravitt, Thomas Christensen, David Robertson and Cory McKee; provided, however, that for purposes of Sections 3.5, 3.10, 3.20, 3.21 and 3.23 the term “after reasonable inquiry” shall be deemed deleted from the definition of “Seller’s Knowledge”.

31. Preferential Purchase Rights; Consents to Assign. Notwithstanding anything to the contrary contained herein or in Annex I, the provisions of this Article 31 shall apply to (a) any preferential purchase rights pertaining to an Asset and the transactions contemplated hereby and (b) any consents required with respect to the transfer of the Assets hereunder.

31.1 With respect to each preferential purchase right pertaining to an Asset and the transactions contemplated hereby, Seller, prior to Closing, shall send to the holder of each such right, with a carbon copy to Buyer, a notice, in material compliance with the contractual provisions applicable to such right. In addition, prior to Closing, Seller shall send to each holder of a right to consent to assignment, other than governmental approvals and consents that are customarily obtained after the Closing, with a carbon copy to Buyer, pertaining to an Asset and the transactions contemplated hereby, a notice seeking such party’s consent to the transaction contemplated hereby. If, prior to the Closing, any holder of a preferential purchase right properly notifies Seller that it intends to consummate the purchase of the Asset to which its preferential purchase right applies, the exercise of such preferential purchase right shall not constitute a Title Defect and that Asset shall be excluded from the Assets to be conveyed to Buyer to the extent of the interest affected by the preferential purchase right, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset (or aggregate of the Allocated Values of the Wells included within such Asset to the extent of the interest affected by the preferential purchase right). Seller shall be entitled to all proceeds paid in regard to the exercise of the preferential purchase right. If such holder of such preferential purchase right thereafter fails to consummate the purchase of the Asset covered by such right on or before thirty (30) days following the Closing Date, then Seller shall so notify Buyer, and Buyer shall be obligated to purchase on or before ten (10) days following receipt of such notice from Seller, under the terms of this Agreement for a price equal to the amount by which the Purchase Price was reduced pursuant to this Section 31.1, subject to any adjustment in accordance with Annex I or Annex II. If, as of Closing, the time for any holder of a preferential purchase right to exercise that right has not yet expired and the holder has not yet made an election to consummate the purchase of the affected Asset, that Asset shall be excluded from the Assets conveyed to Buyer to the extent of the interest affected by the preferential purchase right, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset (or aggregate of the Allocated Values of the Wells included within such Asset to the extent of the interest affected by the preferential purchase right). If the holder exercises its preferential purchase right, Seller shall be entitled to all proceeds paid in regard to the exercise of the preferential purchase right. If the time to exercise the preferential purchase right has expired within sixty (60) days after the Closing Date and the holder has not elected to exercise its preferential purchase right, then Seller shall so notify Buyer, and Buyer shall be obligated to purchase on or before ten (10) days following receipt of such notice from Seller, under the terms of this Agreement for a price equal to the amount by which the Purchase Price was reduced pursuant to this Section 31.1, subject to any adjustment in accordance with Annex I or Annex II. All Assets for which preferential purchase rights have been waived, or as to which the period to exercise such right has expired prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

31.2 In no event shall there be included in the transactions contemplated hereunder any Asset for which a consent requirement has not been satisfied. In cases in which the Asset subject to such a requirement is a Contract, and the Contract is not transferred to Buyer due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Buyer upon receipt of the consent. In cases in which the Asset subject to such a consent requirement is a Property and the third Person consent to the transfer of the Property to Buyer is not obtained by Closing, the affected Property and the Assets related to that Property shall not be transferred to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of the Property and related Assets. If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 2.2.2(h) is subsequently satisfied prior to the date of delivery of the Final Settlement Statement, a separate closing shall be held within five (5) Business Days thereof at which (a) Seller shall convey the affected Property and related Assets to Buyer in accordance with this Agreement and (b) Buyer shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted (mutatis mutandis) in accordance with Section 2.2, subject to any adjustment in accordance with Annex I or Annex II, to Seller. If such consent requirement is not satisfied by the date of delivery of the Final Settlement Statement, Seller shall have no further obligation to sell and convey such Property and related Assets and Buyer shall have no further obligation to purchase, accept and pay for such Property and related Assets.

32. Employee and Benefit Matters.

32.1 Listed on Exhibit 32.1 are the names of certain employees of Seller who provide services primarily in connection with the Assets (the “Asset Employees”). At the request of the Buyer, until three (3) business days prior to the Closing Date, Seller shall make the Asset Employees available to Buyer at reasonable times to discuss potential employment with Buyer or an Affiliate of Buyer. Buyer or an Affiliate of Buyer may offer employment to (which shall be effective as of and contingent on the occurrence of the Closing) each Asset Employee at a base salary or hourly rate and employee benefits that are substantially similar to the current base salary or hourly rate of Buyer or its Affiliate’s similarly situated employees and, unless otherwise agreed by the Asset Employee, to provide the same or substantially similar services and at the same location or locations of employment. Each offer of employment to an Asset Employee shall be consistent with the provisions of this Section 32.1. On or before three (3) Business Days prior to Closing, Buyer shall notify Seller which Asset Employees have accepted offers of employment with Buyer or its Affiliate and which Asset Employees have rejected such offers of employment. The employment with Buyer or its Affiliate of each Asset Employee shall be effective as of the Closing Date.

32.2 Seller shall be responsible for all liabilities with respect to Seller’s or its Affiliate’s current or former employees attributable to the period ending prior to the Closing, including (a) any liabilities that arise as a result of the transactions contemplated hereby (including the termination of employment of any Seller employee), (b) any obligations under any Seller employee benefit plans prior to the Closing; (c) liabilities arising under the Worker Adjustment and Retraining Notification Act or other similar state laws as a consequence of the transactions contemplated by this Agreement; and (d) any compensation owed or payable to Seller’s or its Affiliate’s current or former employees, prior to the Closing.

32.3 Buyer shall cause each Asset Employee who accepts an offer of employment made pursuant to Section 32.1 (“Buyer Asset Employee”) and who actually commences work with Buyer or Buyer’s Affiliate and such Buyer Asset Employee’s eligible dependents to be eligible to be covered under group health, prescription drug, dental and similar type welfare benefit plans maintained by Buyer or its Affiliates for the benefit of its similarly situated employees that provide benefits to the Buyer Asset Employee and such eligible dependents effective immediately upon the Closing Date. Buyer shall cause each group health plan sponsored by Buyer or its Affiliates that a Buyer Asset Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusions applicable to such Buyer Asset Employee and his eligible dependents, except as subject to Buyer and Buyer’s Affiliate’s insurance carrier’s requirements and limitations for similarly situated employees of Buyer or Buyer’s Affiliate, relating to waiting periods, physical examinations or pre-existing conditions, with respect to any of such Buyer Asset Employee or any of their eligible dependents.

32.4 Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer and its Affiliates for the benefit of its similarly situated employees to recognize and give credit for each Buyer Asset Employee’s years of service prior to the Closing Date with Seller (including service with any other employer that was recognized by Seller)) for purposes of terms of employment and eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan) and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Notwithstanding anything to the contrary, in addition to Buyer or Buyer’s Affiliate’s normal eligibility requirements for retiree medical coverage, eligibility of a Buyer Asset Employee for such coverage shall require at least five (5) years of actual service with Buyer or Buyer’s Affiliate from and after the day the Buyer Asset Employee is employed by Buyer or Buyer’s Affiliate.

33. Liability. The duties, obligations and liabilities of each Party comprising Seller under this Agreement and the Transaction Documents shall be joint and several in all respects. Unless expressly provided to the contrary in this Agreement, all notices and responses to be delivered, and other actions to be taken hereunder by Seller, shall be given or taken, as applicable, by Rosetta Operating, and Rosetta Gathering hereby ratifies and affirms such actions, and agrees that Buyer’s reliance thereon shall be valid and binding upon it.

34. Interpretation. All references in this Agreement to Exhibits, Annexes, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Annexes, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local or foreign law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, by their duly authorized officers, have executed this Agreement as of the date set forth above.

BUYER:

VINTAGE PETROLEUM, LLC

By:	/s/ Todd Stevens

Name:	Todd Stevens

Title:	Vice President

SELLER:

ROSETTA RESOURCES OPERATING LP, By Rosetta Resources Operating GP, LLC, its general partner

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski

Title:	Executive Vice President and Chief Financial Officer

ROSETTA RESOURCES GATHERING LP, By Rosetta Resources Operating GP, LLC, the general partner of Rosetta Resources Operating LP, the general partner of Rosetta Resources Gathering LP

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski

Title:	Executive Vice President and Chief Financial Officer

[Signature Page – PSA]